Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan/Russo
John C. Doyle	Emily Poe
(650) 266-1407	(212) 845-4266
doyle@renovis.com	emily.poe@eurorscg.com

RENOVIS REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

South San Francisco, California – February 17, 2005 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs to treat neurological diseases and disorders, today announced financial results for the fourth quarter and full year ended December 31, 2004.

Revenue for the quarter and year ended December 31, 2004 was $656,000 and $2.6 million, respectively, compared to $0 and $4.5 million for the corresponding periods in 2003. All revenue in 2004 resulted from our collaboration with Genentech in the areas of neurological disorders and anti-angiogenesis. All revenue in 2003 resulted from milestone payments that we received from our exclusive licensee, AstraZeneca AB, when Cerovive® (NXY-059) entered Phase III clinical trials.

Research and development expenses for the quarter and year ended December 31, 2004 were $8.5 million, and $30.7 million, respectively, compared to $7.7 million and $20.4 million during the same periods in 2003. The increase in research and development expenses reflects investments in the clinical development of REN-1654 in neuropathic pain and REN-213 in acute post-operative pain. The expenses of preclinical development activities with REN-850 and REN-214 also contributed to the increase in research and development spending during 2004. By comparison, in 2003 we did not commence any clinical trials until late in the third quarter. In addition to the product development expenses we incurred in 2004 we also made investments in research facilities, personnel, and laboratory equipment and supplies, which were needed to pursue earlier stage research efforts in our programs focused on neuroprotection and pain.

General and administrative expenses for the quarter and year ended December 31, 2004 were $2.0 million and $8.3 million, respectively, compared to $2.2 million and $6.6 million during the same periods in 2003. The increase in annual expenses reflects investments in protecting intellectual property with patent protection of important discoveries made in our preclinical drug development programs. Additionally, we added administrative resources in 2004 to support the expansion of our clinical and preclinical activities, and to accommodate increased reporting and regulatory requirements associated with operating as a public company following our initial public offering in February 2004.

Net loss for the fourth quarter of 2004 was $10.6 million compared to $11.1 million for the same period last year. Basic and diluted net loss per share in the fourth quarter was $0.43 compared with $9.40 in the fourth quarter of 2003. Pro forma basic and diluted net loss per share in the fourth quarter was $0.43 in 2004 compared to $0.64 for the same period last year. Net loss attributable to common stockholders for the year ended December 31, 2004 was $39.9 million compared to $85.3 million in 2003, which included a deemed dividend of $43.4 million associated with the issuance of preferred stock in August 2003 and a one-time, non-cash charge of $17.3 million for the write-off of acquired in-process research and development (IPR&D) related to an asset acquisition. Basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2004 was $1.84 compared to $87.93 for the same period in 2003. Pro forma basic and diluted net loss per share for the year ended December 31, 2004 was $1.70 in 2004 compared to $2.12 for the same period in 2003. The proforma basic and diluted net loss per share for the year ended December 31, 2003 excludes the deemed dividend and write-off of acquired in-process research and development.

At December 31, 2004, Renovis had $87.0 million in cash, cash equivalents and short-term investments.

2004 Highlights

“Renovis achieved a number of important objectives in 2004,” said Corey S. Goodman, PhD, President and Chief Executive Officer. “Looking ahead, 2005 holds the potential to be a watershed year for the company with a number of important clinical milestones and continued advancement of our preclinical programs.”

•	Cerovive® (NXY-059): During 2004, Cerovive advanced through two interim data analyses and in December we announced that enrollment was completed ahead of schedule in SAINT I, one of the two pivotal Phase III trials with the IV drug in acute ischemic stroke patients. We expect to announce top-line results from SAINT I in coordination with AstraZeneca during the second quarter of 2005. In August, AstraZeneca initiated the CHANT (Cerebral Hemorrhage and NXY-Treatment) trial to assess the safety and tolerability of Cerovive® (NXY-059) in patients with acute intracerebral hemorrhage. Enrollment of patients in the SAINT II and CHANT clinical trials is progressing consistent with AstraZeneca’s announced intention to file for regulatory approval of Cerovive® (NXY-059) in 2006.

•	REN-1654: In 2004 we enrolled patients in two Phase II trials with REN-1654, our orally available, small molecule for neuropathic pain. We recently announced that enrollment has been completed in a Phase II trial with REN-1654 in post-herpetic neuralgia and currently expect to announce top-line results from this trial by the end of the first quarter of 2005. Enrollment is continuing in the second Phase II trial with REN-1654 in sciatica patients and we currently expect to announce results from this trial by the end of the third quarter of 2005.

•	REN-850: In 2004 we completed preclinical studies needed for filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration to advance REN-850 into the clinic. REN-850 is an orally available, small molecule for multiple sclerosis and other autoimmune diseases. REN-850 entered the clinic earlier this week when we initiated a Phase Ia study in healthy volunteers.

•	Preclinical programs: Our scientists made important progress in 2004 in our three ongoing preclinical programs. In our oral cytoprotection and VR1 programs we have identified a number of promising lead candidates. We expect to initiate IND-enabling studies with molecules from both programs in 2005. We also began our early-stage collaboration with Genentech in the areas of anti-angiogenesis and nerve growth during 2004 and look forward to completing more key experiments in this program during 2005.

•	REN-213: During 2004, we completed several Phase II clinical studies with REN-213, an IV drug candidate for acute pain. As previously announced, the data from these studies did not support continued investment in the program by Renovis. Accordingly, we ended all efforts to commercialize REN-213 and decided not to advance REN-214, a nasal formulation of the drug in preclinical studies, into the clinic.

2005 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential for Renovis to enter into new licensing agreements or strategic collaborations. The Company intends to update financial guidance for 2005 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2005, the Company presently anticipates:

•	Total contract revenue from existing agreements of approximately $2.6 million; and

•	Total operating expenses of $45 million to $50 million. This guidance does not include the impact of FAS123R, “Accounting for Stock-Based Compensation,” which the Company is required to adopt in the third quarter of 2005.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and John C. Doyle, Vice President of Finance and CFO, will review fourth quarter and full year results via webcast and conference call on Thursday, February 17, 2005 at 4:30 p.m. Eastern Standard Time. To access the call by live webcast, please log on to the Investor Relations section of our website at www.renovis.com. A playback of the call and archive of the webcast will be available through February 24, 2005. To access the playback of the call, dial 888-286-8010, (in the United States), or 617-801-6888 (internationally), reservation number 67829792.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate is CEROVIVE (NXY-059), an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca AB. We are independently developing REN-1654, an oral drug for neuropathic pain in Phase II clinical trials and REN-850, an oral drug for multiple sclerosis in Phase I clinical trials. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and neuroinflammatory diseases.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of CEROVIVE (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market CEROVIVE (NXY-059); our ability to successfully develop other product candidates, such as REN-1654 and REN-850; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 15, 2004. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Contract revenue	$656	$—	$2,625	$4,500

Operating expenses:
Research and development	8,541	7,698	30,733	20,449
General and administrative	1,994	2,207	8,270	6,637
Amortization of employee stock-based compensation	1,036	1,216	4,646	1,860
Acquired in-process research and development	—	—	—	17,305

Total operating expenses	11,571	11,121	43,649	46,251

Loss from operations	(10,915)	(11,121)	(41,024)	(41,751)

Other income (expense)	334	30	1,083	(121)

Net loss	(10,581)	(11,091)	(39,941)	(41,872)
Deemed dividend upon issuance of Series E convertible preferred stock	—	—	—	(43,393)

Net loss attributable to common stockholders	$(10,581)	$(11,091)	$(39,941)	$(85,265)

Basic and diluted net loss per share	$(0.43)	$(9.40)	$(1.84)	$(87.93)

Shares used to compute basic and diluted net loss per share	24,370,671	1,179,521	21,670,435	969,692

Pro forma basic and diluted net loss per share	$(0.43)	$(0.64)	$(1.70)	$(7.37)

Pro forma basic and diluted net loss per share excluding write-off of IPR&D of $17,305 and deemed Dividend of $43,393 (1)				$(2.12)

Shares used to compute pro forma basic and diluted net loss per share (2)	24,370,671	17,388,084	23,481,249	11,561,881

(1)	Non-GAAP pro forma information is provided to facilitate comparison with 2004 results.
(2)	The pro forma basic and diluted loss per share amounts give effect to the automatic conversion of our outstanding convertible preferred stock into common stock as of the original date of issuance of the preferred stock.

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
	(1)	(1)
Assets:
Cash and cash equivalents	$5,580	$1,752
Short-term investments	81,379	39,685
Prepaids and other current assets	1,831	2,314

Total current assets	88,790	43,751

Property and equipment, net	6,022	5,619
Other long-term assets	1,313	3,181

	$96,125	$52,551

Liabilities and stockholders’ equity (net capital deficiency):
Current liabilities	$10,310	$6,165
Long-term liabilities	3,039	1,672

Convertible preferred stock	—	123,266

Stockholders’ equity (net capital deficiency)	82,776	(78,552)

	$96,125	$52,551

(1)	Derived from audited financial statements at that date.